American Skandia Trust
For the period ended 12/31/04
File number 811-5186

                                  SUB-ITEM 77D
                  POLICIES WITH RESPECT TO SECURITY INVESTMENT
                  --------------------------------------------

                             AMERICAN SKANDIA TRUST
                     AST DEAM INTERNATIONAL EQUITY PORTFOLIO

      Prospectus and Statement of Additional Information dated May 1, 2004

                       Supplement dated September 10, 2004

         EFFECTIVE ON OR ABOUT NOVEMBER 19, 2004, LSV ASSET MANAGEMENT ("LSV"), WILL REPLACE DEUTSCHE ASSET MANAGEMENT INC. AS SUBADVISER TO THE AST DEAM INTERNATIONAL EQUITY PORTFOLIO. EFFECTIVE ON OR ABOUT NOVEMBER 19, 2004, THE NAME OF THE PORTFOLIO WILL CHANGE TO THE AST LSV INTERNATIONAL VALUE PORTFOLIO.

         This supplement sets forth the changes to the prospectus that will be effective with the change to LSV on or about November 19, 2004.

         Effective on or about November 19, 2004, the following replaces the discussion in the section of the prospectus titled "Risk/Return Summary -- Principal Investment Strategies:"

         The AST LSV INTERNATIONAL VALUE PORTFOLIO (formerly, the AST DeAM International Equity Portfolio) will invest, under normal circumstances, at least 80% of the value of its assets in equity securities. The Portfolio pursues its investment objective by primarily investing in the equity securities of foreign companies that are represented in the MSCI EAFE Index. The MSCI EAFE Index tracks stocks in Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

         The Sub-advisor uses proprietary quantitative investment models to manage the Portfolio in a bottom-up security selection approach combined with overall portfolio risk management. The primary components of the investment models are: 1) indicators of fundamental undervaluation, such as high dividend yield, low price-to-cash flow ratio or low price-to-earnings ratio, 2) indicators of past negative market sentiment, such as poor past stock price performance, 3) indicators of recent momentum, such as high recent stock price performance, and 4) control of incremental risk relative to the benchmark index. All such indicators are measured relative to the overall universe of non-US, developed market equities. This investment strategy can be described as a "contrarian value" approach. The objective of the strategy is to outperform the unhedged US Dollar total return (net of foreign dividend withholding taxes) of the MSCI EAFE Index.

         Effective on or about November 19, 2004, the following replaces the discussion in the section of the prospectus titled "Investment Objectives and Policies:"

         AST LSV INTERNATIONAL VALUE PORTFOLIO

         INVESTMENT OBJECTIVE: The investment objective of the Portfolio is to seek capital growth.

         PRINCIPAL INVESTMENT POLICIES AND RISKS:

         The Portfolio will have a non-fundamental policy to invest, under normal circumstances, at least 80% of the value of its assets in equity securities. The 80% requirement applies at the time the Portfolio invests its assets. Equity securities include common stocks, securities convertible into common stocks and securities having common characteristics or other derivative instruments whose value is based on common stocks such as rights, warrants or options to purchase common stock, preferred stock, convertible preferred stock, convertible bonds, convertible debentures, convertible notes, depository receipts, futures contracts and swaps.

         The Portfolio pursues its investment objective, under normal market conditions, by investing primarily in issuers located in developed countries outside the United States that are represented in the MSCI EAFE Index. The MSCI EAFE Index tracks stocks in Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The Sub-advisor uses proprietary quantitative investment models to manage the Portfolio in a bottom-up security selection approach combined with overall portfolio risk management. The primary components of the investment models are:
1) indicators of fundamental undervaluation, such as high dividend yield, low price-to-cash flow ratio or low price-to-earnings ratio, 2) indicators of past negative market sentiment, such as poor past stock price performance, 3) indicators of recent momentum, such as high recent stock price performance, and
4) control of incremental risk relative to the benchmark index. All such indicators are measured relative to the overall universe of non-US, developed market equities. This investment strategy can be described as a "contrarian value" approach. The objective of the strategy is to outperform the unhedged US Dollar total return (net of foreign dividend withholding taxes) of the MSCI EAFE Index.

         The Portfolio may invest in equity securities from any of the countries comprising the MSCI EAFE Index. The Portfolio will typically hold at least 100 stocks and the Sub-advisor will generally align the Portfolio's country weightings with those of the MSCI EAFE Index. The Sub-advisor intends to keep the Portfolio's assets as fully invested in non-U.S. equities as practicable at all times, except as needed to accommodate the Portfolio's liquidity needs.

         Like all equity securities, the market values of securities held by the Portfolio can fluctuate significantly, reflecting the business performance of the issuing company, investor perception or general economic or financial market movements. As a fund that invests primarily in the securities of foreign issuers, the risk and degree of share price fluctuation of the Portfolio may be greater than a fund investing primarily in domestic securities.

         Investments in foreign securities involve different risks that U.S. investments, including fluctuations in currency exchange rates, unstable political and economic structures, reduced availability of public information, and lack of uniform financial reporting and regulatory practices such as those that apply to U.S. issuers. Foreign investments of the Portfolio may include securities issued by companies locating in developing countries. Developing countries are subject to more economic, political and business risk than major industrialized nations, and the securities they issue are expected to be more volatile and more uncertain as to payment of interest and principal.

         For an additional discussion of the risks involved in foreign securities, see this Prospectus under "Certain Risk Factors and Investment Methods."

         OTHER INVESTMENTS:

         OPTIONS, FINANCIAL FUTURES AND OTHER DERIVATIVES. The Portfolio may deal in options on securities and securities indices, which options may be listed for trading on a national securities exchange or traded over-the-counter. Options transactions may be used to pursue the Portfolio's investment objective and also to hedge against currency and market risks, but are not intended for speculation. The Portfolio may engage in financial futures transactions on commodities exchanges or boards of trade in an attempt to hedge against market risks.

         In addition to options and financial futures, the Portfolio may invest in a broad array of other "derivative" instruments, including forward currency transactions and swaps in an effort to manage investment risk, to increase or decrease exposure to an asset class or benchmark (as a hedge or to enhance return), or to create an investment position indirectly. The types of derivatives and techniques used by the Portfolio may change over time as new derivatives and strategies are developed or as regulatory changes occur.

         Certain additional information about the other investments that the Portfolio may make and their risks is included below under "Certain Risk Factors and Investment Methods."

         TEMPORARY INVESTMENTS. Up to 100% of the assets of the Portfolio may be invested temporarily in cash or cash equivalents in response to extraordinary adverse political, economic or stock market events. Temporary investments may include U.S. or foreign government obligations, commercial paper, bank obligations, and repurchase agreements. While the Portfolio is in a defensive position, the opportunity to achieve its investment objective of capital growth will be limited.

         Effective on or about November 19, 2004, the following replaces the discussion in the section of the prospectus titled "Management of the Trust -- Sub-advisors:"

         LSV ASSET MANAGEMENT ("LSV"), 1 North Wacker Drive, Suite 4000, Chicago, Illinois 60606, serves as the subadviser for the AST LSV International Value Portfolio. Formed in 1994, LSV is a quantitative value equity manager providing active asset management for institutional clients through the application of proprietary models. As of December 31, 2003, LSV had approximately $18 billion in assets under management.

         The portfolio managers responsible for the day-to-day management of the Portfolio are Josef Lakonishok, Robert Vishny and Menno Vermuelen. Mr. Lakonishok has served as CEO, Partner and Portfolio Manager for LSV since its founding in 1994. He has more than 25 years of investment and research experience. In addition to his duties at LSV, Mr. Lakonishok serves as the William G. Karnes Professor of Finance at the University of Illinois at Urbana-Champaign. Mr.Vishny has served as a Partner and Portfolio Manager of LSV since its founding in 1994. He has more than 18 years of investment and research experience. In addition to his duties at LSV, Mr. Vishny serves as the Eric J. Gleacher Professor of Finance at the University of Chicago. Mr. Vermuelen has served as a Portfolio Manager and Senior Quantitative Analyst of LSV since 1995 and a Partner since 1998. He has more than 13 years of investment experience. Prior to joining LSV, Mr. Vermuelen served as a portfolio manager for ABP Investments.